Exhibit 99.1

Donnkenny Inc. Announces Entry into the Ladies Coat Business

    NEW YORK--(BUSINESS WIRE)--May 7, 2003--Donnkenny, Inc. (OTC BB:DNKY) today announced its entry into the women's coat business with the establishment of its Coat Division. The Company's announcement came after it concluded arrangements to hire Ron and Bill Gallo, whose family has been involved in the coat business for over 80 years. The Company also assumed additional showroom space in Manhattan for its coat division and a sourcing office in Poland.
    Daniel H. Levy, Chairman and CEO of the Company stated that "The Company is excited to enter into this new line of business." Mr. Levy noted that the Company has concluded arrangements to manufacture coats under the Bill Blass(R), Bill Blass Signature(R) and Blassport(R) labels. "With these labels, and the established expertise of Ron and Bill Gallo, the Company will be able to immediately accept orders for fall delivery." Mr. Levy added. "We are excited about this opportunity to diversify Donnkenny and add a quality license to our portfolio. The Gallo's have an established business, which we look forward to growing substantially."
    Donnkenny designs, manufactures, imports and markets a broad line of moderately priced women's sportswear. The Company's major labels include Pierre Cardin(R), Harve Benard(R), Donnkenny(R), Casey & Max(R) and Victoria Jones(R).
    Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include a softening of retailer or consumer acceptance of the Company's products or pricing pressures and other competitive factors. These and other risks are more fully described in the Company's 10-K and 10-Q filings with the Securities and Exchange Commission.

    CONTACT: Donnkenny, Inc.
             Daniel H. Levy, 212/790-3947
             or
             Maureen d. Schimmenti, 212/790-3976